Exhibit 99.1

EchoStar Names New President, Vice Chairman

Neuman, Vogel to Assume Key Duties at Satellite TV Company

ENGLEWOOD, Colo. (June 20, 2005) — EchoStar Communications Corporation (NASDAQ: DISH) announced today that it has appointed Michael A. Neuman as president and chief operating officer, overseeing day-to-day operations. The Company today also appointed board member Carl Vogel as vice chairman. He will focus his efforts on financial and strategic initiatives as a full-time employee of the Company.

      Neuman, most recently the president of Bell Canada Enterprises subsidiary Bell Mobility, fills a post that had been vacant for more than a year. He led Canada’s leading wireless carrier to its most profitable growth in its 19-year history. He was with Bell Mobility for three years and previously served as president of Bell ExpressVu Satellite Television, WorldLinx Telecommunications and Cerberus Canada.

      “I am excited about joining the company that has been such an innovator in the pay-TV industry,” Neuman said; “and I look forward to the role I can play in advancing EchoStar’s push into some dynamic new products and services.”

      Vogel joined EchoStar’s board of directors in May. Most recently, he was president and chief executive officer of Charter Communications, a Fortune 500 company. Prior to joining Charter, Vogel held various senior executive positions with companies affiliated with Liberty Media Corporation and was responsible for portfolio investments in subscription television, content distribution, broadband, telecommunications and satellite sectors worldwide. He was also chairman and CEO of Primestar and CEO of Star Choice until each company was sold or merged with other satellite operators.

      Vogel, who was EchoStar’s president from 1994 to 1997, was a key member of the executive team that created DISH Network.

      “EchoStar’s combination of energy and entrepreneurialism gives it a unique place in the media industry and I’m thrilled to be back,” said Vogel. “EchoStar has built a significant business and an excellent relationship with its customers providing a platform and a balance sheet to participate in a number of new opportunities for an expansion of its business that would add value to our customers and shareholders.”

      EchoStar Chairman and CEO Charles Ergen said the Company is delighted to acquire the services of both executives at such a competitive time in the industry.

      “We are fortunate Carl and Michael have joined the EchoStar team,” said Ergen. “Their knowledge of the industry and managerial talent will strengthen our Company and position it for continued success.”

About EchoStar Communications
EchoStar Communications Corporation (NASDAQ: DISH) serves more than 11.2 million satellite TV customers through its DISH Network™, and is a leading U.S. provider of advanced digital television services. DISH Network’s services include hundreds of video and audio channels, Interactive TV, HDTV, sports and international programming, together with professional installation and 24-hour customer service. EchoStar has been a leader for 25 years in satellite TV equipment sales and support worldwide. EchoStar is included in the Nasdaq-100 Index (NDX) and is a Fortune 500 company. Visit EchoStar’s Web site at <www.echostar.com> or call 1-800-333-DISH (3474).

Contact: Steve Caulk, 720-514-5351, press@echostar.com